Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Subsidiary	Jurisdiction of Incorporation or Organization
Fleet Street (US) Corp.	Delaware
Bottomline Technologies Group Inc.	Delaware
Bottomline Holdings LLC	Delaware
BT General LLC	Delaware
Create!form International, LLC	Delaware
LAS Holdings LLC	Delaware
LAS Services LLC	Delaware
Allegient Systems LLC	Delaware
Optio Software, LLC	Delaware
BankSight LLC	Delaware
TreasuryXpress LLC	Delaware
Bottomline Technologies (Aust) Pty Ltd.	Australia
CLS Research Pty Ltd.	Australia
Corporate Drive Holdings SRL	Barbados
Bottomline Technologies (Canada), Inc.	Canada
Sterci Canada, Inc.	Canada
DS Solutions (China) Co, Ltd	China
Bottomline Technologies S.A.	France
Sterci SAS	France
TreasuryXpress Holding SAS	France
TreasuryXpress SAS France	France
Bottomline Technologies GmbH	Germany
CapitalCloud India Private Limited	India
PT. Bottomline Technologies Indonesia	Indonesia
Bottomline Technologies Ltd.	Israel
Box & Automation Solutions ME S.A.L.	Lebanon
Bottomline Technologies SDN. BHD.	Malaysia
Bottomline Technologies PTE LTD	Singapore
AnaSys AG	Switzerland
Bottomline Technologies Sarl	Switzerland
Bottomline Technologies Co., Ltd.	Thailand
AFP Holdings Limited	United Kingdom
Bottomline Technologies Limited	United Kingdom
Bottomline Technologies Europe Limited	United Kingdom
Bottomline Payment Services Limited	United Kingdom
Bottomline Technologies Bacway Limited	United Kingdom
Chatham Street Technologies Limited	United Kingdom
Chatham Street LP	United Kingdom
CJJ Investments Limited	United Kingdom